                                                                    EXHIBIT 4(a)
================================================================================



                           STOCK PURCHASE AGREEMENT

                                  dated as of

                                 July 15, 1996
                                      --
                                by and between

                                CLINICOR, INC.

                                      and

                             ORACLE PARTNERS, L.P.

                                    and the

                        ADDITIONAL PURCHASERS SET FORTH

                             ON EXHIBIT "A" HERETO

================================================================================

                               TABLE OF CONTENTS

                                                                       Page No.
                                                                       --------

ARTICLE I -    PURCHASE AND SALE OF SHARES...............................  1
   1.1         Purchase and Sale.........................................  1

ARTICLE II -   PURCHASE PRICE AND CLOSING................................  1
   2.1         Purchase Price............................................  1
   2.2         The Closing...............................................  1
   2.3         Deliveries................................................  2
   2.4         Legends and Transfer Restrictions.........................  2
   2.5         Registration Rights.......................................  3

ARTICLE III -  REPRESENTATIONS AND WARRANTIES OF SELLER.................. 12
   3.1         Corporate Existence and Power............................. 12
   3.2         Corporate Authorization................................... 12
   3.3         Governmental Authorization................................ 13
   3.4         Non-Contravention......................................... 13
   3.5         Financial Statements...................................... 13
   3.6         Compliance with Law....................................... 14
   3.7         No Defaults............................................... 14
   3.8         Litigation................................................ 14
   3.9         Absence of Certain Changes................................ 14
   3.10        No Undisclosed Liabilities................................ 15
   3.11        Receivables............................................... 16
   3.12        Backlog................................................... 16
   3.13        Taxes..................................................... 16
   3.14        Interests of Officers, Directors and Other Affiliates..... 16
   3.15        Intellectual Property..................................... 17
   3.16        Restrictions on Business Activities....................... 17
   3.17        Title to Properties; Absence of Liens and Encumbrances;
               Condition of Equipment.................................... 17
   3.18        Vendors and Customers..................................... 18
   3.19        Preemptive Rights......................................... 18
   3.20        Insurance................................................. 18
   3.21        Subsidiaries.............................................. 18
   3.22        Capitalization............................................ 18
   3.23        Rights, Warrants, Options................................. 19
   3.24        Real Property............................................. 19
   3.25        Labor Relations........................................... 20

                                                                    Page No.
                                                                    --------

   3.26        Employees, Employment Agreements and Employee
                  Benefit Plans....................................... 20
   3.27        Absence of Certain Business Practices.................. 21
   3.28        Services............................................... 21
   3.29        Environmental Matters.................................. 22
   3.30        Licenses; Compliance With Regulatory Requirements...... 22
   3.31        Brokers................................................ 23
   3.32        Arm's Length Transactions.............................. 23
   3.33        Disclosure............................................. 23

ARTICLE IV -   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER........ 23
   4.1         Existence and Power.................................... 23
   4.2         Authorization.......................................... 23
   4.3         Governmental Authorization............................. 24
   4.4         Non-Contravention...................................... 24
   4.5         Litigation............................................. 24
   4.6         Investment............................................. 24

ARTICLE V -    COVENANTS OF THE SELLER................................ 24
   5.1         Actions Requiring Purchaser's Consent.................. 24
   5.2         Additional Covenants................................... 25
   5.3         Reporting Obligations.................................. 26
   5.4         Confidentiality........................................ 27
   5.5         Public Announcements................................... 28
   5.6         Exclusivity............................................ 28
   5.7         Board Representation; Advisory Fees.................... 28
   5.8         Registration Statement Under Exchange ................. 29

ARTICLE VI -   CONDITIONS TO THE CLOSING.............................. 29
   6.1         Conditions to Obligations of Purchasers................ 29
   6.2         Conditions to Obligations of the Seller................ 31

ARTICLE VII -  INDEMNIFICATION........................................ 31
   7.1         Survival of Representations and Warranties: Indemnity.. 31

ARTICLE VIII - MISCELLANEOUS.......................................... 33
   8.1         Further Assurances..................................... 33
   8.2         Fees and Expenses...................................... 33
   8.3         Notices................................................ 33

                                                                    Page No.
                                                                    --------

   8.4         Governing Law and Jurisdiction......................... 34
   8.5         Binding upon Successors and Assigns.................... 35
   8.6         Severability........................................... 35
   8.7         Entire Agreement....................................... 35
   8.8         Other Remedies......................................... 35
   8.9         Amendment and Waivers.................................. 35
   8.10        No Waiver.............................................. 35
   8.11        Construction of Agreement; Knowledge................... 36
   8.12        Counterparts........................................... 36
   8.13        No Third Party Beneficiary............................. 36

                        INDEX OF EXHIBITS AND SCHEDULES
                        -------------------------------


                                   EXHIBITS

Exhibit "A"              List of Purchasers and Amounts thereof

Exhibit "B-1"            Certificate of Amendment to Articles of Incorporation

Exhibit "B-2"            Amended Bylaws


                                   SCHEDULES

Schedule 3.5             Liabilities Incurred Outside the Ordinary Course of
                          Business
Schedule 3.6             Judgments
Schedule 3.7             Defaults
Schedule 3.8             Litigation
Schedule 3.9             Absence of Certain Changes
Schedule 3.14            Related Interests
Schedule 3.15            Intellectual Property
Schedule 3.17            Title to Properties
Schedule 3.19            Preemptive Rights
Schedule 3.21            Subsidiaries
Schedule 3.23            Rights, Warrants, Options
Schedule 3.24A           Addresses of Real Property Owned
Schedule 3.24B           Addresses of Real Property Leased
Schedule 3.26A           Employment Agreements
Schedule 3.26B           Employee Benefit Plans
Schedule 3.32            Related Party Transactions
Schedule 3.33            Disclosure

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of July 15,
                                                                         --
1996, by and between CLINICOR, INC., a Nevada corporation ("Seller"), and ORACLE PARTNERS, L.P., a Delaware limited partnership ("Oracle"), and certain other investors whose names are set forth on Exhibit "A" hereto (Oracle and the investors set forth on Exhibit "A" hereto are collectively referred to herein as the "Purchasers").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, each of the Purchasers, severally and not jointly, desires to purchase from the Seller, and the Seller desires to sell to each of the Purchasers, the number of shares of the Seller's Preferred Stock (as hereinafter defined) as set forth on Exhibit "A" hereto.

     NOW, THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

     SECTION 1.1    PURCHASE AND SALE.  On the terms and subject to the
                    -----------------
conditions set forth in this Agreement, at the Closing (as defined in Section 2.2), the Seller will sell and each of the Purchasers, severally and not jointly, will purchase the number of shares of the Seller's Convertible Preferred Stock, without par value (the "Preferred Stock"), as is set forth opposite such Purchaser's name on Exhibit "A" attached hereto. The terms and provisions of the Preferred Stock are set forth in the Certificate of Amendment to the Articles of Incorporation of the Seller, a true and correct copy of which is attached hereto as Exhibit "B" (as so amended, the "Articles of Incorporation"). The shares of Preferred Stock purchased or otherwise acquired pursuant to this Agreement and the transactions contemplated hereby are referred to herein as the "Shares."


                                  ARTICLE II

                          PURCHASE PRICE AND CLOSING

     SECTION 2.1    PURCHASE PRICE.  The purchase price (the "Purchase Price")
                    --------------
to be paid by the Purchasers to the Seller to acquire the Shares shall be $1,000 per Share, for an aggregate Purchase Price of $3,500,000.

     SECTION 2.2    THE CLOSING.  The closing of the transactions contemplated
                    -----------
under this Agreement (the "Closing") shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York at 10:00 a.m., New York time, on

July 15, 1996 or at such other place, time or date as may be mutually agreed
     --
upon in writing by the parties hereto (the "Closing Date").

     SECTION 2.3          DELIVERIES.
                          ----------

     (A) DELIVERIES BY SELLER.  At the Closing, the Seller will deliver or cause
         --------------------
to be delivered to each Purchaser the following:

          1. A stock certificate representing the Shares purchased by such Purchasers, with all necessary stock issuance or transfer stamps affixed thereto, duly completed and registered in the name of each Purchaser (as set forth on Exhibit "A" hereto) on the stock transfer book of the Seller.

          2. A legal opinion of Graves, Dougherty, Hearon & Moody, counsel to the Seller, in form and substance satisfactory to the Purchasers.

          3.   The Certificates and documents contemplated by Section 6.1(b);

          4. A wire transfer (not to exceed $30,000) representing the Purchasers' legal fees.

          5.   Such other documents as the Purchasers shall reasonably request.

     (B) DELIVERIES BY PURCHASER.  At the Closing, each Purchaser,
         -----------------------
severally and not jointly, will deliver or cause to be delivered to the Seller the following:

          1. Payment of the Purchase Price in cash by either wire transfer of immediately available funds or certified or cashier's check or in accordance with the Seller's instructions (which instructions shall be given to the Purchasers in writing no later than 3 business days prior to the Closing Date).

          2.   Such other documents as the Seller shall reasonably request.

     SECTION 2.4         LEGENDS AND TRANSFER RESTRICTIONS.  The Shares to be
                         ---------------------------------
delivered by Seller at the Closing shall be subject to certain restrictions on transfer and each certificate representing the Shares shall contain the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH

          REGISTRATION IS NOT, IN THE CIRCUMSTANCES, REQUIRED, OR EVIDENCE SATISFACTORY TO THE COMPANY THAT THE SHARES HAVE BEEN SOLD IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SAID ACT."

     SECTION 2.5         REGISTRATION RIGHTS.
                         -------------------

     (A)  COVENANT TO REGISTER.  As soon as the Seller is eligible to do so, but
          --------------------
in no event later than 13 months following the date that the Seller has been subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that such 13-month period may be extended by the Purchasers in their sole and absolute discretion, Seller shall file a registration statement with the Securities and Exchange Commission (the "Commission") to register the shares of Common Stock, par value $.001 per share (the "Common Stock"), that are issuable by the Seller upon the conversion of the Shares (the "Common Shares") for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), covering all of the Common Shares.
Such registration statement shall be on Form S-3 under the Securities Act, if such Form is then available for use by the Seller, or another appropriate form that is available to the Seller permitting registration of such Common Shares for resale by the Purchasers in the manner or manners reasonably designated by them (including, without limitation, one or more underwritten offerings). The Seller shall use its best efforts to prosecute the registration (the "Registration") of the Common Shares pursuant to the Securities Act. The Seller shall use its best efforts to cause the Common Shares to be registered as soon as practicable after the filing of the registration statement relating to such Common Shares, but in no event later than 180 days after the filing of such registration statement. The Purchaser shall cooperate with the Seller to provide all such necessary information as shall be required by the Seller to file the registration statement relating to the Registration. In addition, Seller shall use its best efforts to list, simultaneously with the Closing of the transactions contemplated by this Agreement, the Common Shares on NASDAQ or on such other securities exchange as the shares of Common Stock may then be listed. Seller shall maintain the prospectus relating to the Common Shares effective for so long as the Purchaser desires to dispose of the Common Shares, not to exceed a period of five years from the date that the registration statement was declared effective by the Commission. In the event that the Registration is not effected within the foregoing time period, it is acknowledged that the Purchasers will suffer liquidated damages, which the Seller hereby agrees to pay to the Purchasers, in the form of options to purchase 250,000 shares of Common Stock of the Seller at an exercise price of $1.50 per share, which options shall be exercisable for a period of five years, pro rata based upon the number of Shares owned by each Purchaser; provided, however, that the Seller shall not be required to pay such liquidated damages in the event that (i) an appropriate form to register the Common Shares for an offering to be made on a continuous or delayed basis, such form to permit updating through the incorporation by reference to periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act, is not available to the Seller at the time in question, or (ii) the Purchasers, in their sole discretion, determine that the Registration has not been declared effective by the

Commission due to circumstances beyond the Seller's control. Notwithstanding the payment of any such liquidated damages, the obligation of the Seller to effect such Registration shall survive.

     (B) DEMAND AND "PIGGYBACK" REGISTRATION RIGHTS.
         ------------------------------------------

          (i) DEMAND REGISTRATION RIGHTS.  If at any time after the date hereof
              --------------------------
during which there is no effective registration statement relating to the Common Shares, Seller shall be requested in writing by Purchasers holding at least a majority of the Common Shares to effect the registration under the Securities Act of Common Shares which the Purchasers reasonably expect to result in gross aggregate proceeds upon such sale of at least $4,000,000, the Seller shall, as expeditiously as possible, use its best efforts to effect the registration, on a form of general use under the Securities Act, of all Common Shares which the Seller has been requested to register. The Seller shall not be obligated to cause to become effective more than two registration statements pursuant to which Common Shares are registered under this Section 2.5(b)(i).
Notwithstanding the foregoing, if the Seller shall furnish to the Purchasers requesting a registration under this Section 2.5(b)(i) a certificate signed by the Chief Executive Officer of the Seller stating that in the good faith judgment of the Board of Directors of the Seller it would be detrimental to the Seller and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Seller shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request by the Purchasers; provided, however, that the Seller may not utilize this right more than once in any 12-month period. In addition, the Seller shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.5(b)(i):

          (A) During the period starting with the date 30 days prior to the Seller's good faith estimate of the date of filing of, and ending on a date 120 days after the effective date of, a registration subject to Section 2.5(b)(ii) hereto; provided that the Seller is actively employing in good faith its best efforts to cause such registration statement to be filed and thereafter to become effective;

          (B) If the Purchasers propose to dispose of Common Shares in the Registration that may be immediately registered or that are registered on Form S-3 pursuant to a request made pursuant to Section 2.5(a) above;

          (C) In the event that the sale contemplated by the Purchasers is a public distribution of the Common Shares, if the Purchases do not request that such offering be firmly underwritten by underwriters selected by Purchasers (subject to the consent of the Seller, which consent will not be unreasonably withheld); provided, however, that in the event such contemplated sale by the Purchasers is to a limited number of purchasers, then the provisions of this paragraph (C) shall not be applicable; or

          (D) In the event that the sale contemplated by the Purchasers is a public distribution of the Common Shares, if the Seller and the Purchasers are unable to obtain the commitment of the underwriter described in clause (C) above to firmly underwrite the offer; provided, however, that in the event such contemplated sale by the Purchasers is to a limited number of purchasers, then the provisions of this paragraph (D) shall not be applicable.


          (ii) "PIGGYBACK" REGISTRATION RIGHTS.  At any time after the Closing
                ------------------------------
Date, the Seller shall, at least thirty (30) days prior to the filing of any registration statement under the Securities Act (other than a registration statement on Form S-8 or Form S-4 or any successor forms) relating to the public offering of its Common Stock by the Seller or any of its security holders, give written notice of such proposed filing and of the proposed date thereof to the Purchasers, and if, on or before the twentieth (20th) day following the date on which such notice is given, the Seller shall receive a written request from a Purchaser requesting that the Seller include among the securities covered by such registration statement some or all of the Common Shares held by or to be held after conversion by such Purchaser, the Seller shall, subject to Section 2.5(c) hereof, include such Common Shares in such registration statement, if filed, so as to permit such Common Shares to be sold or disposed of in the manner and on the terms of the offering thereof set forth in such request.

     (C) TERMS AND CONDITIONS OF REGISTRATION.  Except as otherwise provided
         ------------------------------------
herein, in connection with any registration statement filed pursuant to Sections 2.5(a) or (b) herein, the following provisions shall apply:

          (i) If such registration statement shall be filed pursuant to Section 2.5(b)(ii) hereof and if the managing underwriter advises the Seller in writing that the inclusion in such registration of some or all of the Common Shares sought to be registered by the Purchasers creates a substantial risk that the proceeds or price per share that will be derived from such registration will be reduced or that the number of shares to be registered at the insistence of the Purchasers, plus the number of shares of Common Stock sought to be registered by the Seller and any other stockholders of the Seller is too large a number to be reasonably sold, then, in such event, the number of shares sought to be registered for the Seller and the other stockholders of the Seller having registration rights, as applicable, shall be reduced, pro rata in proportion to
                                                      --- ----
the number of shares sought to be registered to the number of shares recommended be sold by the managing underwriter. In no event will any securities to be sold by the Seller be excluded from such registration by reason of any underwriters' cut-backs unless the Seller has agreed thereto with the underwriter.

          (ii) If requested by the Purchasers in connection with a registration statement filed pursuant to Section 2.5(a) or (b)(i), the Seller will enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in form and substance to the Seller, the Purchasers and the underwriters, and to contain such representations, warranties and covenants by the Seller and such other terms as are customarily contained in such agreements used by the managing underwriter, including, without limitation, restrictions of sales of Common Stock or other securities by the Seller as may be reasonably agreed to between the Seller and such underwriters, and indemnities and rights to contributions to the effect and to the extent provided in Sections 2.5(d) and 2.5(e) hereof. The Purchasers shall be a party to any underwriting agreement relating to an underwritten sale of their Common Shares and may, at their option, require that any or all of the representations, warranties and covenants of the Seller to or for the benefit of such underwriters, shall also be made to and for the benefit of the Purchasers. All representations and warranties of the Purchasers shall be made to or for the benefit of the Seller.

          (iii) The Seller shall provide a transfer agent and registrar (which may be the same entity) for the Common Shares, not later than the effective date of such registration.

          (iv) All expenses in connection with the preparation and filing of a registration statement filed pursuant to Sections 2.5(a) or 2.5(b) shall be borne solely by the Seller, except for any transfer taxes payable with respect to the disposition of such Common Shares, and any underwriting discounts and selling commissions applicable solely to such sales of Common Shares, which shall be paid by the Purchasers of the Shares being registered.

          (v) The Seller shall use its best efforts to cause all of the shares covered by such registration statement to be listed on NASDAQ or on such other securities exchange as such shares may then be listed, on which similar shares are listed for trading, if the listing of such registered shares is permitted by such exchange.

          (vi) Following the effective date of such registration statement, the Seller shall, upon the request of the Purchasers, forthwith supply such number of prospectuses (including exhibits thereto and preliminary prospectuses and amendments and supplements thereto) meeting the requirements of the Securities Act and such other documents as are referred to in the prospectus as shall be reasonably requested by the Purchasers to permit the Purchasers to make a public distribution of their Common Shares.

          (vii) (A) Each Purchaser agrees that it will not effect any sales of Common Shares pursuant to a Registration described in Section 2.5(a) after such Purchaser has received notice from the Seller to suspend sales as a result of the occurrence or existence of any Suspension Event (as defined in Section 2.5(c)(vii)(B) below) until the Seller provides notice to such Purchaser that all Suspension Events have ceased to exist. In addition, each Purchaser agrees that it will not effect any sales of Common Shares pursuant to the Registration described in Section 2.5(a) after such Purchaser has received notice from the Seller to suspend sales because the registration statement pursuant to which such sale is to be effected, and the related prospectus or any supplement thereto contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, until the Seller notifies such Purchaser that the misstatement or omission has been corrected. The Seller hereby covenants and agrees that it will use its best efforts to correct any such misstatement or omission, or to cure any Suspension Event, and that it will give immediate notice to the Purchasers of such correction or cure.

          (B) Notwithstanding anything to the contrary set forth in this Agreement, the Seller's obligation to file a registration statement pursuant to
Section 2.5(a) hereof and make any filings with any state securities authority, to use its best efforts to cause a registration statement or any state securities filings to become effective, or to amend or supplement such a registration statement or any state securities filings shall be temporarily suspended in the event of and during a Suspension Event. A "Suspension Event" shall exist at such times that (i) the Seller is not eligible to use Form S-3 for the registration contemplated by Section 2(a) hereof, or (ii) the Seller is conducting an underwritten primary offering and is advised by the underwriters therein that sale of Common Shares under the registration statement filed pursuant to Section 2.5(a) hereof would have a material adverse effect on the Seller's offering, or (iii) negotiations and/or consummation are pending relating to a transaction or the occurrence of some other event (x) where any of the foregoing would require disclosure under applicable securities laws of material information in a registration statement (or any other document incorporated into a registration statement by reference) or such state securities filings and (y) as to which the Seller has a bona fide business purpose, as determined in good faith by its Board of Directors, for preserving confidentiality or which renders the Seller unable to comply with the Commission's requirements. Suspension of the Seller's obligations pursuant to this Section 2.5(c)(vii)(B) shall continue only for so long as a Suspension Event is continuing. Sellers shall notify each Purchaser immediately after any Suspension Event occurs or ceases to exist.

          (viii) The Purchasers may select the underwriter or underwriters, if any, who are to undertake any offering and distribution of the Common Shares to be included in a registration statement filed under the provisions of Section 2.5(a) or (b)(i) hereof, subject to the Seller's prior approval of the underwriter, which approval shall not be unreasonably withheld.

          (ix) The Seller shall use its best efforts to register the Common Shares covered by any such registration statements filed pursuant to Section 2.5(a) or (b) under such securities or Blue Sky laws in addition to those in which the Seller would otherwise sell shares, as the Purchasers shall request, except that neither the Seller nor the Purchasers shall for any such purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified. The fees and expenses incurred in connection with such registration shall be borne by the Seller.

          (x) The Purchasers shall cooperate fully with the Seller and provide the Seller with all information reasonably requested by the Seller for inclusion in the registration statement or as necessary to comply with the Securities Act. The Seller shall cooperate fully with any underwriters selected by the Purchasers and counsel to such underwriters, and shall provide reasonable and customary access to the Seller's books and records (upon receipt from such underwriters of customary confidentiality agreements) in order to facilitate such underwriters' review and examination of the Seller in connection with such underwriting.

          (xi) The Seller shall notify the Purchasers, at any time after effectiveness when a prospectus relating thereto is required to be delivered under the Securities Act within the period mentioned in subdivision (vii) of this Section 2.5(c), of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing (and upon receipt of such notice and until a supplemented or amended prospectus as set forth below is available, the Purchasers shall not offer or sell any securities covered by such registration statement and shall return all copies of such prospectus to the Seller if requested to do so by it), and at the request of the Purchasers prepare and furnish the Purchasers as promptly as practicable, but in any event within 90 days, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (xii) The Seller shall furnish to the Purchasers at the time of the disposition of the Common Shares, a signed copy of an opinion of the Seller's regular in-house or outside general counsel, or other counsel of the Seller's selection reasonably acceptable to, and which opinion shall be reasonably satisfactory in form and substance to, the Purchasers to the effect that: (a) a registration statement covering such Common Shares has been filed with the Commission under the Securities Act and has been declared effective by order of the Commission, (b) said registration statement and prospectus contained therein comply as to form in all material respects with the requirements of the Securities Act, and nothing has come to such counsel's attention (after due inquiry) which would cause such counsel to believe that either said registration statement or such prospectus (other than the financial statements contained therein, as to which such counsel need not express any opinion) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of such prospectus, in light of the circumstances under which they were made) not misleading, (c) after due inquiry such counsel knows of no legal or governmental proceedings required to be described in such registration statement or prospectus which are not described as required, or of any contracts or documents of a character required to be described in such registration statement or such prospectus to be filed as an exhibit to such registration statement or to be incorporated by reference therein which are not described and filed as required and (d) to such counsel's knowledge, no stop order has been issued by the Commission suspending the effectiveness of such registration statement; it being understood that such opinion may contain such qualifications and assumptions as are customary in the rendering of similar opinions, and that such counsel may rely, as to all factual matters treated therein, on certificates of the Seller (copies of which shall be delivered to the Purchasers).

          (xiii) The Seller will use its best efforts to comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act, to the extent it shall be required to do so pursuant to such sections, and at all times while so required shall use its best efforts to comply with all other public information reporting requirements of the Commission (including reporting requirements which serve as a condition to utilization of Rule 144 promulgated by the Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any of the Seller's Common Stock held by the Purchasers. The Seller will also cooperate with the Purchasers in supplying such information and documentation as may be necessary for the Purchasers to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any of the Seller's Common Stock held by the Purchasers.

     (D)  INDEMNIFICATION.
          ---------------

          (i) In the event of the registration of any Common Shares of the Seller under the Securities Act pursuant to the provisions of Sections 2.5(a) or 2.5(b), the Seller agrees to indemnify and hold harmless the Purchasers, each underwriter, broker or dealer, if any, and their respective directors, officers and employees, of such Common Shares, and each other person, if any, who controls the holders of the Shares or the Common Shares (or a permitted assignee thereof), such underwriter, broker or dealer within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which the Purchasers (and as applicable) its directors, officers or employees, or such underwriter, broker or dealer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Common Shares were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Common Shares, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Seller of any rule or regulation under the Securities Act applicable to the Seller or relating to any action or inaction required by the Seller in connection with any such registration and will reimburse the Purchasers, each such underwriter, broker or dealer and controlling person, and their respective directors, officers or employees, for any legal or other expenses reasonably incurred by the Purchasers or such underwriter, broker or dealer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Seller will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Seller by the Purchasers and as applicable, such Purchasers' directors, officers or employees, or such underwriter, broker, dealer or controlling person for use in the preparation thereof. Such indemnity shall remain in full effect irrespective of any investigation by any person indemnified above.

          (ii) In the event of the registration of any Common Shares of the Purchasers under the Securities Act for sale pursuant to the provisions of this Agreement, the Purchasers agree to indemnify and hold harmless the Seller, its directors, officers and employees, from and against any losses, claims, damages or liabilities, joint or several, to which the Seller, its directors, officers or employees, may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Common Shares were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Common Shares, or any amendment or supplement thereto, or arise out of or are based upon omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information furnished to the Seller by the Purchasers for use in the preparation thereof. Such indemnity shall remain in full effect irrespective of any investigation by any person indemnified above.

          (iii) Promptly after receipt by a person entitled to indemnification under this Section 2.5(d) (for purposes of this Section 2.5(d), an "Indemnified Party") of notice of the commencement of any action or claim relating to any registration statement filed under Sections 2.5(a) or 2.5(b) or as to which indemnity may be sought hereunder, such Indemnified Party will, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (for purposes of this Section 2.5(d), an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action or claim, but the failure to so notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnifying Party otherwise than pursuant to the provisions of this Section 2.5(d) and shall also not relieve the Indemnifying Party of its obligations under this Section 2.5(d), except to the extent that the Indemnifying Party is damaged solely as a result of the failure to give timely notice. In case any such action is brought against an Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled (at its own expense) to participate in and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense with counsel satisfactory to such Indemnified Party, of such action and/or to settle such action and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than the reasonable cost of investigation; provided, however, that no Indemnifying Party and no Indemnified Party shall enter into any settlement agreement which would impose any liability on such other party or parties without the prior written consent of such other party or parties.

     (E) CONTRIBUTION.  If the indemnification provided for in Section 2.5(d)
         ------------
hereof is unavailable to the Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Seller and the Purchasers on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Seller and the Purchasers on the one hand and the underwriters on the other from the offering of the Common Shares, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Seller and the Purchasers on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Seller on the one hand and each Purchaser on the other, in such proportion as is appropriate to reflect the relative fault of the Seller and of each Purchaser in connection with such statements or omissions, as well as any other relevant equitable considerations.

          In no event shall the obligation of any Indemnifying Party to contribute under this Section 2.5(e) exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 2.5(d) hereof had been available under the circumstances.

          The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the next preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.5(e), no Purchaser or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of a Purchaser, the net proceeds received by such Purchaser from the sale of Common Shares or (ii) in the case of an underwriter, the total price at which the Common Shares purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Purchaser or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (F) SURVIVAL.  The indemnity and contribution agreements contained in this
         --------
Section 2.5 shall remain operative and in full force and effect regardless of
(i) any termination of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Seller and (iii) the consummation of the sale or successive resales of the Common Shares.

     (G) FUTURE REGISTRATION RIGHTS.  Until such time as the Registration has
         --------------------------
been declared effective by the Commission, the Seller shall not grant to any third party any registration rights equal to or more favorable than those contained in this Section 2.5; provided, however, that the foregoing prohibition shall not prevent the Seller from granting to a third party specific registration rights that are equal to those contained in this Section 2.5, as long as all of the registration rights granted to such third party, taken as a whole, are less favorable to the third party that those granted to the Purchasers herein. In the event that the Registration shall fail to remain effective (or a stop order shall be entered with respect thereto) while any of the Common Shares remain unsold, the provisions of this Section 2.5(g) shall become applicable once again.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to the Purchasers as follows:

     SECTION 3.1         CORPORATE EXISTENCE AND POWER.  Seller is a corporation
                         -----------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all corporate powers required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Seller. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or current prospects of the Seller or its Subsidiaries (as defined below). True and complete copies of Seller's Articles of Incorporation, as amended, and Bylaws, as amended (collectively, the "Articles and Bylaws") have previously been provided to the Purchasers. For purposes of this Agreement, the term "Subsidiary" means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interests.

     SECTION 3.2         CORPORATE AUTHORIZATION.  The execution, delivery and
                         -----------------------
performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby (including, but not limited to, the sale, issuance and delivery of the Shares, the subsequent issuance of additional Shares as payment of the dividends on the Shares, when, if and as declared by the Board of Directors of the Seller, and the subsequent issuance of the Common

Shares upon conversion of the Shares) have been duly authorized and no additional corporate action is required for the approval of this Agreement.
This Agreement constitutes the legal, valid and binding agreement of Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of its obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.3         GOVERNMENTAL AUTHORIZATION.  The execution, delivery
                         --------------------------
and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby (including, but not limited to, the sale, issuance and delivery of the Shares, the subsequent issuance of additional Shares as payment of the dividends on the Shares, when, if and as declared by the Board of Directors of the Seller, and the subsequent issuance of the Common Shares upon conversion of the Shares) by Seller require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than the filing of the Certificate of Amendment to the Seller's Articles of Incorporation with the Secretary of State of the State of Nevada.

     SECTION 3.4         NON-CONTRAVENTION.  The execution, delivery and
                         -----------------
performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Articles and Bylaws of Seller; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration or loss of any benefit under any material agreement, contract or other instrument binding upon Seller or under any material license, franchise, permit or other similar authorization held by Seller; or (d) result in the creation or imposition of any Lien (as defined below) on any material asset of Seller. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance of any kind in respect of such asset.

     SECTION 3.5         FINANCIAL STATEMENTS.  The audited balance sheet of the
                         --------------------
Seller as at December 31, 1995 and 1994, and the audited statements of income and cash flows for the years then ended, and the unaudited balance sheet as at March 31, 1996 and the unaudited statements of income and cash flows for the three month period then ended (collectively, the "Financial Statements") were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such Financial Statements fairly present in accordance with generally accepted accounting principles in all material respects the financial position of the Seller as at the dates thereof and the results of its operations and its cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments and the absence of footnotes. Since March 31, 1996, except as disclosed in Schedule 3.5, the
                                                         ------------
Seller has not incurred any liability
or obligation of any kind, outside of the ordinary course of business, that would be required to be reflected on the Financial Statement or in the notes thereto under generally accepted accounting principles.

     SECTION 3.6         COMPLIANCE WITH LAW.  Seller is in compliance in all
                         -------------------
respects and has conducted its business so as to comply in all respects with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, applicable to its operations. Except as disclosed in Schedule 3.6, there are no judgments or orders,
                       ------------
injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against Seller or against any of its properties or businesses.

     SECTION 3.7         NO DEFAULTS.  Except as disclosed in Schedule 3.7,
                         -----------                          ------------
Seller is not, nor has it received notice that it would be with the passage of time, giving of notice, or both, (i) in violation of any provision of its Articles and Bylaws (ii) in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to Seller or (B) any agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which Seller is a party or by which Seller or its properties or assets may be bound.

     SECTION 3.8         LITIGATION.  Except as disclosed in Schedule 3.8, there
                         ----------                          ------------
is no action, suit, proceeding, judgment, claim or investigation pending or, to the best knowledge of Seller, threatened against Seller (or any of its Subsidiaries), which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, or which could lead to a claim, damages payment, settlement, loss, liability, cost or expense to Seller in excess of $25,000 in the aggregate. To the best knowledge of Seller, there is no basis for the assertion of any of the foregoing.

     SECTION 3.9         ABSENCE OF CERTAIN CHANGES.  Since March 31, 1996,
                         --------------------------
Seller has conducted its business in the ordinary course and there has not occurred, except as set forth on Schedule 3.9:
                                 ------------

          (a) Any event that could reasonably be expected to have a Material Adverse Effect on the Seller;

          (b) Any amendments or changes in the Articles or Bylaws of Seller, except for the Certificate of Amendment to the Seller's Articles of Incorporation, a true, correct and complete copy of which, as of the date hereof, is attached hereto as Exhibit "B-1", and except for the By-Law amendment dated July 3, 1996, a true, correct and complete copy of which is attached
      ------
hereto as Exhibit "B-2";

          (c) Any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have a Material Adverse Effect on the Seller;

          (d) Any (i) incurrence, assumption or guarantee by Seller of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for securities of Seller; (iii) issuance or sale of options or other rights to acquire from Seller, directly or indirectly, securities of Seller or any securities convertible into or exchangeable for any such securities; (iv) issuance or sale of any stock, bond or other corporate security; (v) discharge or satisfaction of any Lien, other than current liabilities incurred since March 31, 1996, in the ordinary course of business;
(vi) declaration or making any payment or distribution to shareholders or purchased or redeemed any share of its capital stock or other security; (vii) sale, assignment or transfer any of its intangible assets except in the ordinary course of business, or cancellation of any debt or claim; (viii) waiver of any right of substantial value whether or not in the ordinary course of business;
(ix) material change in officer compensation except in the ordinary course of business and consistent with past practices; or (x) other commitment (contingent or otherwise) to do any of the foregoing.

          (e) Any creation or assumption by Seller of any Lien on any asset or any making of any loan, advance or capital contribution to or investment in any person in an aggregate amount which exceeds $25,000 outstanding at any time;

          (f) Any entry into, amendment of, relinquishment, termination or non-renewal by Seller of any contract, license, lease, transaction, commitment or other right or obligation, other than in the ordinary course of business;

          (g) Any transfer or grant of a right with respect to the trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property rights owned or licensed by the Seller; or

          (h) To the best knowledge of Seller, any agreement or arrangement made by Seller to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3 untrue or incorrect as of the date when made.

     SECTION 3.10        NO UNDISCLOSED LIABILITIES.  Except for liabilities and
                         --------------------------
obligations incurred in the ordinary course of business since March 31, 1996, as of the date hereof, (i) the Seller does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) that would be required to be reflected on the Financial Statements or in the notes thereto under generally accepted accounting principles and (ii) to the Seller's knowledge, there has not been any aspect of the prior or current conduct of the business of the Seller which may form the basis for any claim by any third party which if asserted could result in any such liabilities or obligations, which are not fully reflected, reserved against or disclosed in the consolidated balance sheet of the Seller as at March 31, 1996.

     SECTION 3.11         RECEIVABLES.  The Seller's receivables arose in the
                          -----------
ordinary course of business and have been collected or to the best of Seller's knowledge are collectible in the ordinary course of business in the book amounts thereof, less an amount not in excess of any allowance for doubtful accounts. The receivables of Seller arising after March 31, 1996 and prior to the Closing Date arose or to the best of Seller's knowledge will arise in the ordinary course of business and have been collected or are or to the best of Seller's knowledge will be collectible in the book amounts thereof, consistent with the past practice of Seller, less any allowance for doubtful accounts consistent with past practices.

     SECTION 3.12        BACKLOG.   The Seller's backlog as of the date hereof
                         -------
is not less than $10 million. "Backlog" for purposes hereof means anticipated service revenue from clinical trials and other services that have not been completed. "Backlog" includes anticipated service revenue from projects represented by contracts or letters of intent or projects as to which the Seller has commenced significant effort based upon the client's approval of a written budget. There can be no assurance that the Seller will be able to realize all of its backlog as service revenue.

     SECTION 3.13        TAXES.
                         -----

          (a) All tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any taxable period ending on or before the Closing Date by or on behalf of Seller have been or will be filed when due (including any permitted extensions of such due date); provided, however, that the Seller shall not be in breach of this Section 3.13(a) in respect of tax liabilities which Seller is contesting in good faith with the relevant tax authorities, subject to Seller having made sufficient reserves of funds in order to satisfy such tax liabilities in full.

          (b) Seller has timely paid, withheld or made provision on its books for all material taxes due and payable by Seller.

          (c) There are no Liens for taxes upon the assets or properties of Seller and, to the best knowledge of Seller, there are no such Liens threatened or anticipated to be placed upon the assets or properties of Seller.

     SECTION 3.14        INTERESTS OF OFFICERS, DIRECTORS AND OTHER AFFILIATES.
                         -----------------------------------------------------
Schedule 3.14 sets forth a description of any interest held, directly or
-------------
indirectly, by any officer, director or other affiliate of Seller in any property, real or personal, tangible or intangible, used in or pertaining to Seller's business, including any interest in the Seller's Intellectual Property (as defined in Section 3.15(b) hereof).

     SECTION 3.15        INTELLECTUAL PROPERTY.
                         ---------------------

          (a) Except as disclosed in Schedule 3.15, to the best of Seller's
                                     -------------
knowledge, Seller's business as conducted or as currently proposed to be conducted does not and will not cause Seller to infringe or violate any patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity.

          (b) Set forth on Schedule 3.15 are all the patents, trademarks, trade
                           -------------
names, service marks, trade secrets, copyrights or other intellectual property owned or licensed by Seller or in which Seller has any interest (the "Intellectual Property"). Except as disclosed in Schedule 3.15, the
                                                  -------------
Intellectual Property is free of any unresolved ownership disputes or threats with respect to any third party.

          (c) The Seller owns or possesses the right to use all of the Intellectual Property and no claim is pending, or to the best knowledge of Seller, threatened, to the effect that the operations of the Seller infringe upon or conflict with the asserted rights of any other person and to the best knowledge of Seller, there is no basis for any such claim.

          (d) Seller has taken all measures it deems reasonable to maintain the Intellectual Property in full force and effect.

          (e) The Seller currently possesses all licenses and sublicenses required to operate the business of the Seller.

          (f) To the best of Seller's knowledge, there are no infringers of the Intellectual Property and the Seller has not learned of or communicated with any third party considered by the Seller actually or possibly infringing on any of the Intellectual Property in any material respect.

     SECTION 3.16        RESTRICTIONS ON BUSINESS ACTIVITIES.  There is no
                         -----------------------------------
agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Seller, any acquisition of property by Seller or the conduct of business by Seller as currently conducted or as currently proposed to be conducted by Seller.

     SECTION 3.17        TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES;
                         -------------------------------------------------------
CONDITION OF EQUIPMENT.  Schedule 3.17 sets forth a true and complete list of
----------------------   -------------
all real property and equipment owned or leased by Seller with a value exceeding $25,000. Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of such tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens.

     SECTION 3.18        VENDORS AND CUSTOMERS.  Seller has satisfactory
                         ---------------------
relations and has engaged in no actions to jeopardize such satisfactory relations with its customers and the corporations, partnerships, and individuals whose products are offered for sale by Seller. To the best of Seller's knowledge, no facts, circumstances or conditions exist which create a reasonable basis for believing that the Seller's relationships with its vendors and/or customers will be unable to continue on substantially the same terms and conditions as currently exist.

     SECTION 3.19        PREEMPTIVE RIGHTS.  Except as set forth on Schedule
                         -----------------                          --------
3.19, none of the shareholders of the Seller possess any preemptive rights in
----
respect of the Shares to be sold and issued to the Purchaser pursuant to this Agreement or the conversion of such Shares into Common Shares.

     SECTION 3.20        INSURANCE.  All of Seller's insurance policies are
                         ---------
sufficient for compliance in all respects with all requirements of law and with all agreements to which Seller is a party or otherwise bound and are, to the Seller's best knowledge, valid, outstanding, collectible and enforceable policies, and to the best knowledge of Seller, provide adequate insurance coverage for Seller and its businesses, products, properties and assets and its directors, officers, salespersons, agents or employees and will remain in full force and effect.

     SECTION 3.21        SUBSIDIARIES.  Except as set forth on Schedule 3.21,
                         ------------                          -------------
the Seller has no subsidiaries.

     SECTION 3.22        CAPITALIZATION.  The authorized capital stock of the
                         --------------
Seller consists of (i) 75,005,256 shares of Common Stock, par value $.001 per share, of which 4,086,400 shares are issued and outstanding and (ii) 5,256 shares of Preferred Stock, without par value, of which 3,500 shares will be issued and outstanding upon the Closing contemplated hereby. No other shares of capital stock have been authorized or issued. All shares of the Seller's outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable and the Shares, when issued and paid for at the Closing, will be duly authorized, validly issued, fully paid and nonassessable. The Seller has reserved (x) out of its authorized but unissued shares of Common Stock, solely for issuance upon the conversion of the Shares (including shares of Preferred Stock issued in respect of dividends on the Shares), such number of shares of Common Stock as shall from time to time be issuable upon conversion of all shares of Preferred Stock at the time outstanding, and (y) out of its authorized but unissued shares of Preferred Stock, solely for issuance in respect of the payment of dividends, a sufficient number of shares of Preferred Stock to pay such dividends when, if and as declared by the Board of Directors of the Seller. Upon the issuance of shares of Common Stock upon conversion of the Preferred Stock, and upon the issuance of shares of Preferred Stock in payment of dividends on the Preferred Stock, when, if and as declared by the Board of Directors of the Seller, such shares of Common Stock and Preferred Stock, as the case may be, shall be duly authorized, validly issued, fully paid and nonassessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Certificate of Amendment to the Articles of Incorporation of the Seller, as copy of which is attached as Exhibit "B", and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable laws.

     SECTION 3.23     RIGHTS, WARRANTS, OPTIONS.  Except as set forth on
                      -------------------------
Schedule 3.23, there are no outstanding (a) securities or instruments
-------------
convertible into or exercisable for any of the capital stock or other equity interests of the Seller; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Seller; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Seller of any capital stock or other equity interests of the Seller, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights.

     SECTION 3.24        REAL PROPERTY.  Schedule 3.24A sets forth the street
                         -------------   --------------
address of each parcel of real property owned by the Seller. The Seller owns, and on the Closing Date will own, good and marketable title to the real property set forth on Schedule 3.24A, free and clear of Liens of any kind (the "Owned
             --------------
Property"). The Seller does not hold, nor is it a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any interest in real property set forth on Schedule 3.24A. Schedule 3.24B
                                              --------------   --------------
sets forth the street address of each parcel of real property leased by the Seller (the "Leased Property"). The Seller has previously delivered to Purchaser a true and complete copy of all lease agreements, as amended to date (the "Leases") relating to the Leased Property. The Seller enjoys peaceful and undisturbed possession of the Leased Property. All improvements located on the Leased Property are in a state of good maintenance and repair and in a condition adequate and suitable for the effective conduct therein of the business conducted and proposed to be conducted by the Seller.

     The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Seller or, to the best of the Seller's knowledge, on the part of the landlord, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. There are no subleases, licenses or other agreements granting to any person any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases or the Owned Property or any portion thereof (the Owned Property and the Leased Property being collectively referred to herein as the "Premises"). All of the Premises are used and useful in the conduct of the Seller's business.

     To the best of the Seller's knowledge, there are no liabilities associated with any of the Leases including, without limitation, any liability under any Environmental Law (as defined herein) or regulation, which is or which may become payable by Purchaser.

     SECTION 3.25        LABOR RELATIONS.  There is no strike, work stoppage or
                         ---------------
slowdown or labor disturbance pending or, to the best of the Seller's knowledge, threatened that involves any employees of the Seller. The Seller is not a party to, otherwise bound by or threatened with any labor or collective bargaining agreement and to the best of Seller's knowledge there have been no attempts to organize a labor union or to seek recognition as a collective bargaining unit by or with respect to any employees of the Seller during the past thirty-six (36) months.

     SECTION 3.26     EMPLOYEES, EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT
     ------------     -----------------------------------------------------
PLANS.
-----

          (A)  EMPLOYMENT AGREEMENTS.  Except as set forth in Schedule 3.26A,
               ---------------------                          --------------
there are no employment, consulting, severance or indemnification arrangements, agreements, or understandings between the Seller and any officer, director, consultant or employee of the Seller (the "Employment Agreements"). The Seller has previously delivered to Purchaser true and complete copies of all of the Employment Agreements. Except as disclosed in Schedule 3.26A, no such
                                               --------------
Employment Agreement provides for the acceleration or change in the award, grant, vesting or determination of operations, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Seller in favor of any such parties in connection with the transactions contemplated by this Agreement. Except for the agreements set forth in Schedule 3.26A, the
                                                        --------------
terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisors of the Seller are such that their employment or engagement may be terminated upon not more than two weeks notice given at any time without liability for payment of compensation or damages and the Seller has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees.

          (B)  EMPLOYEE BENEFIT PLANS.  Schedule 3.26B includes a correct and
               ----------------------   --------------
complete list of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, or insurance plans, deferred compensation, bonus, or group insurance contracts or plans or any other incentive, welfare or employee benefit plan, policy, agreement commitment, arrangement or practice maintained by the Seller for any of its directors, employees or former employees (the "Seller Plans"). The Seller has previously delivered to Purchaser accurate and complete copies of all of the Seller Plans (or, if oral, true and complete written summaries thereof). Schedule 3.26B also identifies each Seller Plan which
                     --------------
constitutes an "employee pension benefit plan" or an "employee welfare benefit plan", as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller is not a contributing employer to any "multiemployer plan," as such term is defined in ERISA, nor does Seller have any multiemployer plan liability with respect to any such plans or any Seller Plan.

          No event has occurred or condition exists with respect to any employee benefit plan or arrangement (whether or not terminated) subject to ERISA which is (or was) maintained, sponsored or contributed to by an entity under common control with the Seller, determined under Section 414(b), (c), (m) or (o) of the Code, which could, on or after the Closing, subject the Seller or Purchaser directly or indirectly (through an indemnification agreement or otherwise) to any liability, including, without limitation, liability under Section 412, 4971 or 4980B of the Code or Title IV or ERISA.

          (C) EMPLOYEES.  (i)  To the Seller's best knowledge, no employee,
              ---------
consultant or agent of the Seller is or will be, based upon the business and activities taken or proposed to be taken by the Seller, in violation of any term of any employment contract, confidentiality or non-disclosure agreement or any other contract, agreement, commitment or understanding relating to the relationship of such employee, consultant or agent with the Seller or any other party.

               (ii) Each significant employee or consultant of the Seller with access to confidential or proprietary information of the Seller has executed an agreement obligating such employee, consultant, contractor or agent to hold confidential the Seller's proprietary information.

               (iii) The Seller is not aware that any officer or key employee intends to terminate employment with the Seller.

     SECTION 3.27        ABSENCE OF CERTAIN BUSINESS PRACTICES.  Neither the
     ------------        -------------------------------------
Seller, nor any affiliate of the Seller, any agent of the Seller, any other person acting on behalf of or associated with the Seller, or any individual related to any of the foregoing persons, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other person with whom the Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person who is or may be in a position to help or hinder the business of the Seller (or assist the Seller in connection with any actual or proposed transaction) which (i) may subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the Seller or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Seller or subject the Seller to suit or penalty in any private or governmental litigation or proceeding.

     SECTION 3.28     SERVICES.
     ------------     --------

          (a) To the Seller's best knowledge, there exists no set of facts (i) which could furnish a basis for the withdrawal, suspension or cancellation of any registration, license, permit or other governmental approval or consent of any governmental or regulatory agency with respect to any service developed or provided by the Seller (a "Service"), (ii) which could furnish a basis for the withdrawal, suspension or cancellation by order of any state, federal or foreign court of law of any Service, or (iii) which could have a Material Adverse Effect on the continued operation of any facility of the Seller or which could otherwise cause the Seller to withdraw, suspend or cancel any such Service from the market or to change the marketing classification of any such Service.

          (b) Each Service provided by Seller has been provided in accordance with the specifications under which such Service normally is and has been provided and the provisions of all applicable laws or regulations including, without limitation, those of the United States Food and Drug Administration.

          (c) Copies of all material correspondence received or sent by or on behalf of Seller from or to the Food and Drug Administration or any other governmental regulatory agency, including, without limitation, any inspection reports or notices, have been previously delivered to the Purchasers.

     SECTION 3.29         ENVIRONMENTAL MATTERS.  None of the Premises or any
     ------------         ---------------------
other property used by the Seller in the past has been used by the Seller or, to the Seller's knowledge, any other person to manufacture, treat, store, or dispose of any hazardous substance or any other regulated material, and, to the best of Seller's knowledge, such property is free of all such substances and materials. The Seller, and any other person for whose conduct it may be responsible, are in compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic, hazardous or other regulated substance (including, without limitation, asbestos, radioactive material and pesticides) or to any other actions, omissions or conditions affecting the environment (the "Environmental Laws"). Neither the Seller nor any other person for whose conduct it may be responsible has received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance with any of the Environmental Laws, and there is no proceeding, suit or investigation pending or, to the Seller's knowledge, threatened against the Seller or any such person with respect to any violation or alleged violation of the Environmental Laws, and there is no basis for the institution of any such proceeding, suit or investigation.

     SECTION 3.30         LICENSES; COMPLIANCE WITH REGULATORY REQUIREMENTS. The
                          -------------------------------------------------
Seller holds licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, orders and approvals, domestic or foreign (collectively, the "Licenses") which are material to the operation of the business of the Seller. The Seller is in compliance with, and has conducted its business so as to comply with, the terms of their respective Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, including laws, rules, regulations, ordinances and codes relating to the protection of the environment. The Seller has not engaged in any activity that would cause revocation or suspension of any such material licenses. No action or proceeding looking to or contemplating the revocation or suspension of any of such material Licenses is pending, or, to the knowledge of the Seller, threatened.

     SECTION 3.31        BROKERS.  No broker, finder or investment banker is
                         -------
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon any arrangement made by or on behalf of Seller.

     SECTION 3.32        ARM'S LENGTH TRANSACTIONS.  Each of the agreements
                         -------------------------
entered into by the Seller have been entered into in good faith and represent transactions that are no more favorable to the parties thereto than would be available in an arm's length transaction between such parties. Except as set forth on Schedule 3.32, there are no Related Person Transactions (as defined in
         -------------
Section 5.2.2 hereof).

     SECTION 3.33        DISCLOSURE.  No representation or warranty made by
                         ----------
Seller in this Agreement, nor in any document, written information, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Seller or the representatives of Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. Except as disclosed in Schedule 3.33, there is no event, fact or
                                   -------------
condition (other than general business or economic conditions which affect businesses generally) that adversely affects the business of Seller, or, to the best of Seller's knowledge, that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Schedules attached hereto.


                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                                 THE PURCHASER

          Each Purchaser, severally and not jointly, hereby represents and warrants to Seller as follows:

     SECTION 4.1         EXISTENCE AND POWER.  Each Purchaser is duly organized,
                         -------------------
validly existing and in good standing under the laws of the jurisdiction of its organization. Each Purchaser has all powers required to carry on its business as now conducted.

     SECTION 4.2         AUTHORIZATION.  The execution, delivery and performance
                         -------------
by each Purchaser of this Agreement, and the consummation by each Purchaser of the transactions contemplated hereby has been duly authorized and no additional action is required for the approval of this Agreement. This Agreement constitutes a valid and binding agreement of each Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of its obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.3         GOVERNMENTAL AUTHORIZATION.  The execution, delivery
                         --------------------------
and performance by each Purchaser of this Agreement, and the consummation of the transactions contemplated hereby by each Purchaser require no action by or in respect of, or filing with, any governmental body, agency, official or authority, which individually or in the aggregate, would have a Material Adverse Effect on each such Purchaser.

     SECTION 4.4         NON-CONTRAVENTION.  The execution, delivery and
                         -----------------
performance by each Purchaser of this Agreement, and the consummation by each Purchaser of the transactions contemplated hereby do not and will not: (a) contravene or conflict with the Certificate of Limited Partnership or other organizational document of such Purchaser; or (b) contravene or conflict with or constitute a material violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Purchaser, which contravention, conflict or violation would have a Material Adverse Effect on such Purchaser.

     SECTION 4.5         LITIGATION.  There is no action, suit, proceeding,
                         ----------
claim or investigation pending or to the best of each Purchaser's knowledge threatened, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

     SECTION 4.6         INVESTMENT.  Each Purchaser is acquiring the Shares
                         ----------
purchased by it hereunder for its own account for investment and until such Shares are registered pursuant to the Registration, not with a view to, or for sale in connection with, any distribution thereof, nor with the intention of distribution or selling the same; provided, however, that each Purchaser may transfer Shares among one or more of its affiliates. Each Purchaser is aware the Shares have not been registered under the Securities Act or under applicable state securities or blue sky laws and that until the Shares are registered pursuant to the registration statement, the certificate representing the Shares will bear the legend set forth in Section 2.4 hereof. Each Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act. The principal place of business of the Purchasers is New York.


                                   ARTICLE V

                            COVENANTS OF THE SELLER

     SECTION 5.1         ACTIONS REQUIRING PURCHASER'S CONSENT.  The Seller
                         -------------------------------------
covenants and agrees that, so long as shares of Preferred Stock are outstanding, none of the following actions will take place prior or subsequent to the Closing, without the prior written consent of the Purchasers owning in the aggregate at least two-thirds of the outstanding shares of Preferred Stock being first obtained (for purposes of this Section 5.1, Seller shall be deemed to include all Subsidiaries of Seller):

          5.1.1 an authorization of any additional shares of capital stock of any class or any other securities of the Seller;

          5.1.2 the entering into of any bank or other non-trade indebtedness for borrowed money, other than (i) a secured revolving credit facility of up to $1,000,000 and (ii) borrowings made for the purpose of redeeming the Preferred Stock pursuant to Section 2(B)(5) of Article VI of the Articles of Incorporation, as amended;

          5.1.3 the liquidation, dissolution or winding-up of the Seller or any of its Subsidiaries or any merger or consolidation of the Seller or any Subsidiary with or into another entity or the sale of all or substantially all the assets of the Seller or any Subsidiary;

          5.1.4  the payment of any dividend by the Seller;

          5.1.5 the repurchase by the Seller of any shares of the Seller's capital stock;

          5.1.6 any amendment to any of the Seller's charter documents which relates to the Seller's capital structure;

          5.1.7 any Related Person Transactions (as defined herein), unless the same has been approved by a disinterested majority of the Board of Directors of the Seller;

          5.1.8 any material change in the compensation of the five (5) highest compensated employees and/or officers of the Seller, unless the same has been approved by a disinterested majority of the Board of Directors of the Seller; and

          5.1.9 otherwise take any action, directly or indirectly, which would undermine the intent and purpose of this Agreement.

     SECTION 5.2         ADDITIONAL COVENANTS.
                         --------------------

          5.2.1 The Seller shall maintain insurance and cause each of its Subsidiaries to maintain insurance as to their respective properties, products and business, with financially sound and reputable insurers, against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be reasonably deemed by the Seller's Board of Directors to be sufficient.

          5.2.2 Except for transactions approved by a majority of the disinterested directors of the Board of Directors, neither the Seller nor any of its Subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Seller or any of its Subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, with the exception of transactions which are consummated upon terms that are no less favorable than would be available if such transaction had been effected at arms-length, in the reasonable judgment of the Board of Directors ("Related Person Transactions").

          5.2.3 The Seller shall comply and cause each Subsidiary to comply with all applicable laws, rules, regulations and orders.

          5.2.4 The Seller shall keep, and cause each Subsidiary to keep, adequate records and books of account in which accurate and correct entries will be made in accordance with generally accepted accounting principles consistently applied.

          5.2.5 The Seller shall not make any material change in the nature of its business.

     SECTION 5.3         REPORTING OBLIGATIONS.
                         ---------------------

          So long as shares of Preferred Stock are outstanding, Seller shall furnish to the Purchasers:

          5.3.1 As soon as practicable after receipt thereof, copies of any material written communications delivered to, and received by, the Seller which relates to the viability and existence of the Seller;

          5.3.2 Promptly following receipt by the Seller, each audit response letter, accountant's management letter and other written report submitted to the Seller by its independent certified public accountants in connection with an annual or interim audit of the books of the Seller or any of its Subsidiaries;

          5.3.3 Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially adversely affect the Seller or any of its Subsidiaries in any manner;

          5.3.4 Promptly upon sending, making available or filing the same, all press releases, reports and financial statements that the Seller sends or makes available to its stockholders or directors;

          5.3.5 Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Seller and its Subsidiaries as the Purchasers reasonably may request; and

          5.3.6 Representatives of the Purchasers shall be entitled to inspect the properties, books and records of the Seller and its Subsidiaries and interview the officers, directors and senior employees of the Seller and its Subsidiaries, including Seller's accountants, attorneys and other advisors, regarding the business of the Seller and its Subsidiaries during regular business hours after reasonable notice to the Seller.

     SECTION 5.4         CONFIDENTIALITY.  Each party shall, and shall use its
                         ---------------
reasonable efforts to cause its affiliates, directors, officers, agents, advisors, employees and authorized representatives (collectively, "Agents") to,
(i) hold in confidence all confidential information obtained by it from the disclosing party or such disclosing party's Agents pursuant to this Agreement (unless such information (a) is or becomes generally available to the public or the publishing industry other than as a result of wrongful acts of the non-disclosing party, (b) is in the possession of the non-disclosing party or its Agents prior to such disclosure (not by unlawful means), (c) is disclosed to the non-disclosing party or its Agents on a non-confidential basis by a person other than the disclosing party or its Agents that, to the non-disclosing party's knowledge is not restricted from disclosing such information to the non-disclosing party by any contractual, fiduciary or other legal obligation, or (d) is developed by the non-disclosing party without the benefit of the confidential information) and (ii) use all such data and information for the purpose of consummating the transactions contemplated hereby, except, that the parties may disclose such information (x) as required by law or securities market rule or regulations or (y) in connection with legal proceedings relating to or arising out of the transactions contemplated hereby. In the event a party is required by clauses (x) and (y) of the preceding sentence to disclose any confidential information of the disclosing party such non-disclosing party will (i) promptly notify the disclosing party of the existence, terms and circumstances surrounding such required disclosure, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, furnish only such portion of the information as it is legally compelled to disclose and exercise its reasonable best efforts to obtain, at the disclosing party's expense, an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information that the disclosing party may designate. In the event this Agreement is terminated, each party shall within three business days return or destroy (and certify to the other party the destruction of), if so requested by the other party, all nonpublic documents obtained from such other party in connection with the transactions contemplated hereby and any copies thereof which may have been made by such first party and shall use its reasonable efforts to cause its Agents to whom such documents were furnished promptly to return or destroy (and certify to the other party the destruction of) such documents and any copies thereof any of them may have had.

     SECTION 5.5         PUBLIC ANNOUNCEMENTS.  For so long as the shares of
                         --------------------
Preferred Stock are outstanding, neither the Purchasers nor the Seller shall (and each such party shall use its reasonable efforts to cause its subsidiaries, affiliates, directors, officers, employees and authorized representatives not
to), issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law or the applicable requirements of applicable stock exchange rules (including NASDAQ) (and in either such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

     SECTION 5.6         EXCLUSIVITY.  (a) The Seller agrees that unless this
                         -----------
Agreement has been terminated by the mutual agreement of the parties, neither the Seller, nor its respective affiliates, representatives, employees or agents (collectively, "Agents") will, commencing on the date of this Agreement and continuing through July 15, 1996 (the "Exclusive Period"), directly or indirectly, (i) solicit, encourage or negotiate any proposal (whether solicited or unsolicited) for, or execute any agreement relating to, a sale of all or any part of the Shares or the Seller's assets or a sale of any equity or debt security of the Seller or any merger, consolidation, recapitalization or similar transaction involving the Seller with any other party (any of the foregoing is referred to as an "Acquisition Proposal"), (ii) provide any information regarding the Seller or the Shares to any third party for the purpose of soliciting, encouraging or negotiating an Acquisition Proposal (it being understood that nothing contained in clauses (i) or (ii) above shall restrict the Seller or any of its Agents from providing information as required by legal process), or (iii) operate the business of the Seller other than in the ordinary course of business.

          (b) In the event that the Seller does not consummate the transaction contemplated hereby as a result of the Seller's breach of Section 5.6(a) hereof, the Seller shall be liable to the Purchasers for all costs and expenses actually incurred by the Purchasers in pursuit of the transaction, together with the payment of liquidated damages to the Purchaser in the agreed upon amount of $250,000.

     SECTION 5.7         BOARD REPRESENTATION; ADVISORY FEES.  (a) So long as
                         -----------------------------------
shares of Preferred Stock are outstanding, the Purchasers shall be entitled to nominate that number of directors to the Seller's board of directors as is proportional to their percentage ownership of the Seller, assuming conversion of all Shares of Preferred Stock. The Seller shall use its best efforts to facilitate the exercise by the Purchasers of their right, pursuant to Section 2(b) of the Seller's Articles of Incorporation, to elect and remove that number of directors to the Seller's board of directors as is proportional to their percentage ownership of the Seller, assuming conversion of all Shares of Preferred Stock. The Seller shall have obtained a commercially reasonable directors and officers liability insurance policy that is reasonably satisfactory to the Purchasers.

          (b) The Seller hereby grants to the Purchasers the first option to provide and/or participate in any future financing that the Seller may require for a period of two years from the Closing Date or, if sooner, the date of the closing of the Seller's public offering. The Purchasers shall be entitled to customary and appropriate advisory fees in the event that the Purchasers provide acquisition, financing or other advisory services to the Seller.

     SECTION 5.8          REGISTRATION STATEMENT UNDER EXCHANGE ACT. The Seller
                          -----------------------------------------
shall use its best efforts to file a registration statement under the Exchange Act within thirty (30) days of the Closing. The Seller further covenants that it will use its best efforts to cause such registration statement to become effective within 90 days of the date of Closing.


                                  ARTICLE VI

                           CONDITIONS TO THE CLOSING


     SECTION 6.1           CONDITIONS TO OBLIGATIONS OF PURCHASERS.  The
                           ---------------------------------------
obligations of Purchasers hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by the Purchasers in their sole discretion, but only in a writing signed by the Purchasers):

          (A)              OPINION. The Purchasers shall have received the
                           -------
opinion of Graves, Dougherty, Hearon & Moody, counsel to the Seller, which shall be reasonably satisfactory to the Purchasers.

          (B)              SECRETARY'S CERTIFICATE. The Purchasers shall have
                           -----------------------
received a certificate of the Secretary of the Seller (in form and substance satisfactory to the Purchasers) certifying (i) that attached thereto are true and complete copies of the Articles and Bylaws of Seller, (ii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby including, but not limited to, the authorization and issuance of the Shares and the filing of the Certificate of Amendment to the Articles of Incorporation, (iii) the names and true signatures of the officers of the Seller signing this Agreement and all other documents to be delivered in connection with this Agreement, and (iv) such other matters as the Purchasers may reasonably request.

          (C) DUE DILIGENCE.  Completion of due diligence by the Purchasers to
              -------------
their entire satisfaction on or before the date of Closing.

          (D) FILING OF CERTIFICATE OF AMENDMENT.  The Certificate of Amendment
              ----------------------------------
to the Articles of Incorporation of Seller, in the form attached hereto as Exhibit "B", shall have been filed with the Secretary of State of the State of Nevada.

          (E) PERFORMANCE; REPRESENTATION AND WARRANTIES.  The Seller shall have
              ------------------------------------------
performed and complied in all respects with all agreements and conditions contained in this Agreement which are required to be performed or complied with by Seller prior to or at the Closing, the representation and warranties of the Seller contained herein shall be true and correct on and as of the Closing Date as though made on such date, and the Seller shall have delivered to the Purchasers a certificate of a duly authorized officer of the Seller to such effect.

          (F) APPROVALS, ETC.  Approval and consent of all appropriate
              ---------------
governmental regulatory agencies and the receipt of approval and/or consent from all other appropriate parties, and all consents which may be required under any of the Seller's agreements (or otherwise), including, but not limited to, all landlord consents and waivers, with respect to the transactions contemplated hereby shall have been obtained.

          (G) NO MATERIAL ADVERSE EFFECT.  There shall have occurred no event
              --------------------------
which, in the Purchasers' sole discretion, could result in a Material Adverse Effect on the Seller between the date hereof and the date of the Closing and the Seller shall have operated its business in the ordinary course, consistent with its past practices during such period.

          (H) YEAR-END AUDIT.  The Seller's audit for the fiscal year ended
              --------------
December 31, 1995 shall have been completed and the Seller shall have received an unqualified opinion from its independent public accountants respecting such audited financial statements.

          (I) EMPLOYMENT AGREEMENTS.  Each of Robert Sammis and Thomas O'Donnell
              ---------------------
shall have entered into employment agreements with the Seller on terms that are satisfactory to the Purchaser.

          (J) All holders of options exercisable into shares of the Seller's Common Stock shall have waived, on terms reasonably acceptable to the Purchasers, any provisions of their respective options, or the plans pursuant to which such options have been granted, which by their terms accelerate any vesting period to which such options are subject based upon or due to the consummation of the transactions contemplated by this Agreement.

          (K) Russell Armstrong and Irawan Onggara shall have waived, on terms reasonably acceptable to the Purchasers, their respective preemptive rights relating to securities issued by the Seller.

          (L) The Seller's Application for Authority to transact business in Texas shall have been amended to reflect the business currently conducted by the Seller.

     SECTION 6.2         CONDITIONS TO OBLIGATIONS OF THE SELLER.  The
                         ---------------------------------------
obligations of the Seller hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of the following condition (which may be waived by the Seller, in its sole discretion, but only in a writing signed by Seller):

            (A) PERFORMANCE; REPRESENTATION AND WARRANTIES. The
                ------------------------------------------
Purchasers shall have performed and complied in all respects with all agreements and conditions contained in this Agreement which are required to be performed or complied with by the Purchasers prior to or at the Closing, the representation and warranties of each Purchaser, severally and not jointly, contained herein shall be true and correct on and as of the Closing Date as though made on such date, and the Purchasers shall have delivered to the Seller a certificate of a duly authorized officer of the Purchasers to such effect.


                                  ARTICLE VII
                                INDEMNIFICATION


     SECTION 7.1         SURVIVAL OF REPRESENTATIONS AND WARRANTIES: INDEMNITY.
                         -----------------------------------------------------

            (A) SURVIVAL OF REPRESENTATIONS. Except as otherwise
                ---------------------------
provided herein, the representations, warranties, covenants and agreements of Seller contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date for the longer of
(i) two years from the Closing Date, or (ii) so long as the Shares of Preferred Stock are outstanding and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers.

            (B) INDEMNIFICATION. (A) The Seller agrees to indemnify and
                ---------------
hold harmless each Purchaser, its affiliates, and its respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by the Seller of any covenant or agreement made by the Seller in this Agreement; (ii) any breach of warranty or representation made by the Seller in this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing. (B) Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless Seller, its affiliates, and its respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by such Purchaser of any covenant or agreement made by such Purchaser in this Agreement; (ii) any breach of warranty or representation made by such Purchaser in this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing.

          (C) INDEMNITY PROCEDURE.  A party or parties hereto agreeing to be
              -------------------
responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties
                           ------------------
claiming indemnity is referred to as the "Indemnified Party".
                                          -----------------

              An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

              The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

                         The parties agree to cooperate in defending such third
party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

                         With regard to claims of third parties for which
indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.


                                 ARTICLE VIII
                                 MISCELLANEOUS


     SECTION 8.1         FURTHER ASSURANCES.  Each party agrees to cooperate
                         ------------------
fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     SECTION 8.2         FEES AND EXPENSES.  The Seller shall be responsible for
                         -----------------
the payment of the Purchaser's legal fees relating to the transactions contemplated by this Agreement, up to the maximum amount of $30,000. All such legal fees will be payable by Seller at Closing. Notwithstanding anything to the contrary contained herein, the expenses of the Registration shall be borne entirely by the Seller and shall not be subject to the foregoing limitation.

     SECTION 8.3         NOTICES.  Whenever any party hereto desires or is
                         -------
required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, return receipt requested (and shall be deemed to have been received three(3) days after deposit into the United States mail), or sent by prepaid overnight courier, facsimile or confirmed telecopier, addressed as follows:

     If to the Purchasers:
                    c/o Oracle Partners, L.P.
                    712 Fifth Avenue, 45th Floor
                    New York, New York  10019
                    Attention: Larry Feinberg
                    Fax No.: (212) 459-0863

     With a copy in each case to:

                    Kane Kessler, P.C.
                    1350 Avenue of the Americas
                    26th Floor
                    New York, New York 10019
                    Attention:  Robert L. Lawrence, Esq.
                    Fax No.: (212) 245-3009

     If to the Seller:
                    Clinicor, Inc.
                    307 Camp Craft Road, Suite 200
                    Austin, Texas  78746
                    Attention: Robert Sammis
                    Fax No.:  (512) 327-8226

     With a copy in each case to:

                    Graves, Dougherty, Hearon & Moody
                    515 Congress Avenue
                    Suite 2300
                    Austin, Texas  78701
                    Attention:  Karen Bartoletti, Esq.
                    Fax No.:  (512) 478-1976

Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

     SECTION 8.4         GOVERNING LAW AND JURISDICTION.
                         ------------------------------

          8.4.1 This agreement shall be construed in all respects under the laws of the State of New York, without reference to its conflicts of law provisions.

          8.4.2 The Seller and the Purchasers hereby agree to submit to the exclusive jurisdiction of the courts located in the State of New York and hereby waive any objection based on venue or forum non conveniens with respect to any
                                      ----- --- ----------
action instituted therein, and agree that any dispute concerning the conduct of any party in connection with this agreement or otherwise shall be heard only in the federal courts described above.

          8.4.3 Seller and the Purchasers each hereby waive personal service of any and all process upon it and consent that all such service of process may be made by hand delivery or mail to Seller and the Purchasers at the addresses set forth in, and in accordance with, Section 8.3 of this Agreement. Each of Seller and the Purchasers hereby consent to service of process as aforesaid.

     SECTION 8.5         BINDING UPON SUCCESSORS AND ASSIGNS.  This Agreement is
                         -----------------------------------
personal to each of the parties and may not be assigned without the written consent of the other parties; provided, however, that the Purchasers shall be permitted to assign their rights under this Agreement to any affiliate of the Purchasers.

     SECTION 8.6         SEVERABILITY.  If any provision of this Agreement, or
                         ------------
the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     SECTION 8.7         ENTIRE AGREEMENT.  This Agreement and the other
                         ----------------
agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

     SECTION 8.8         OTHER REMEDIES.  Except as otherwise provided herein,
                         --------------
any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     SECTION 8.9         AMENDMENT AND WAIVERS.  Any term or provision of this
                         ---------------------
Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by all parties hereto. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by all parties.

     SECTION 8.10        NO WAIVER.  The failure of any party to enforce any of
                         ---------
the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     SECTION 8.11        CONSTRUCTION OF AGREEMENT; KNOWLEDGE.    For purposes
                         ------------------------------------
of this Agreement, the term "knowledge," when used in reference to a corporation means the actual knowledge of the executive officers of such corporation after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

     SECTION 8.12        COUNTERPARTS.  This Agreement may be executed in any
                         ------------
number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     SECTION 8.13        NO THIRD PARTY BENEFICIARY.  Nothing expressed or
                         --------------------------
implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              ORACLE PARTNERS, L.P.


                              By:  /s/  LARRY FEINBERG
                                 -----------------------------------------------
                                    Larry Feinberg
                                    Managing General Partner

                              QUASAR INTERNATIONAL PARTNERS, C.V.


                              By:  /s/  LARRY FEINBERG
                                 -----------------------------------------------
                                    Larry Feinberg, as President of
                                    Oracle Management, Inc., Investment Advisor

                              ORACLE INSTITUTIONAL PARTNERS, L.P.


                              By:  /s/  LARRY FEINBERG
                                 -----------------------------------------------
                                    Larry Feinberg
                                    General Partner

                              GSAM ORACLE FUND, INC.


                              By:  /s/  LARRY FEINBERG
                                 -----------------------------------------------
                                    Larry Feinberg, as President of
                                    Oracle Management, Inc., Investment Advisor

                              CLINICOR, INC.


                              By:  /s/  THOMAS P. O'DONNELL
                                 -----------------------------------------------
                                    Name:  Thomas P. O'Donnell
                                    Title:  President


                              By:  /s/  ROBERT SAMMIS
                                 -----------------------------------------------
                                    Name:  Robert Sammis
                                    Title: Executive Vice President

                                   EXHIBIT A
                                   ---------



Purchaser:                             Purchase Price:     No. of Shares:
---------                              --------------      -------------
Oracle Partners, L.P.                       $1,660,000             1,660
Quasar International Partners, C.V.            350,000               350
Oracle Institutional Partners, L.P.            265,000               265
GSAM Oracle Fund, Inc.                       1,225,000             1,225
Total:                                      $3,500,000             3,500
                                            ==========             =====

                     Other Exhibits and Schedules Omitted